Exhibit 99.1

Contact:
Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, CFO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Todd Aydelotte - Media Relations Phone: 646-428-0644

                                                             FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS REPORTS IMMUNE MECHANISM OF ACTION

DATA FOR PV-10 PRESENTED AT SOCIETY FOR IMMUNOTHERAPY OF CANCER

ANNUAL MEETING AUTHORED BY RESEARCHERS AT MOFFITT CANCER CENTER

Poster Titled, “Intralesional Rose Bengal in Melanoma Elicits Tumor Immunity via High

Mobility Group Box 1” Available on Company Website

KNOXVILLE, TN, November 5, 2015 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, http://www.pvct.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus”), today announced that researchers from Moffitt Cancer Center in Tampa, Florida, presented a poster titled, “Intralesional Rose Bengal in Melanoma Elicits Tumor Immunity via High Mobility Group Box 1,” at the Society for Immunotherapy of Cancer (SITC) 30th Anniversary Annual Meeting in National Harbor, Maryland.

Authors Hao Liu, Pasquale Patrick Innamarato, Krithika Kodumudi, Amy Weber, John L Robinson, Satoshi Nemoto, Georgina Crago, Timothy McCardle, Erica Royster, Amod A Sarnaik and Shari Pilon-Thomas state that their “results reveal a clinically relevant immunoadjuvant pathway triggered by tumor cell death secondary to ablation with RB.” The data presented were from nonclinical models of melanoma in mice and clinical data from the team’s recent clinical mechanism of action study (Clinical Trials ID NCT01760499). To view the poster, visit http://www.pvct.com/publications/SITC-Poster-2015.pdf.

In the reported work, the authors showed that tumor-specific T cells were increased in the blood of both mouse and man after tumor ablation with PV-10. This was initiated by tumor cell necrosis, leading to release of High Mobility Box Group 1 (HMBG1), one of a class Damage-Associated Molecular Pattern molecules (DAMPs) released by dying cancer cells that can lead to activation of dendritic cells. HMBG1 release was observed in vitro and after ablation of melanoma tumors in mice and clinical trial participants. This was also correlated with dendritic cell activation and infiltration into lymph nodes draining ablated tumors.

Eric Wachter, Ph.D., Chief Technology Officer of Provectus, observed, “The data reported by our collaborators at Moffitt further clarify the mechanism by which tumor ablation with PV-10 can initiate a finely tuned immune response against injected tumor cells. This has important potential implications for overall response and durability of response when PV-10 is used as a single agent therapy, while the central role played by T cells in this response is notable for combination of PV-10 with other agents that function on T cells.”

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Provectus is currently enrolling patients in a phase 3 study of PV-10 as a single agent therapy for patients with locally advanced cutaneous melanoma (Clinical Trials ID NCT02288897) and in a phase 1b study of PV-10 in combination with the immune checkpoint inhibitor pembrolizumab in patients with metastatic melanoma (Clinical Trials ID NCT02557321).

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, PH-10, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.